EXHIBIT 1.01

DORMAN PRODUCTS, INC.

Conflict Minerals Report

Explanatory Note

This Conflict Minerals Report (the “Report”) of Dorman Products, Inc. (the “Company,” “we,” “us,” or “our”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2015 to December 31, 2015 (the “Reporting Period”).

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which are collectively referred to in this report as “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to metallic forms of tantalum, tin and tungsten. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described in this Report, Conflict Minerals are necessary to the functionality of certain of the Company’s products that the Company contracts to manufacture.

Company and the Product Overview

I. Introduction

The Company is a supplier of replacement parts and fasteners for passenger cars, light trucks and heavy duty trucks in the automotive aftermarket, many of which the Company designs and engineers. Conflict Minerals are necessary to the functionality of certain of the Company’s products that the Company contracted to manufacture and for which the manufacture was completed during the Reporting Period (the “Covered Products”). The Covered Products include products in the following product categories:

Power-train products which includes intake and exhaust manifolds, cooling products, harmonic balancers, fluid lines, fluid reservoirs, connectors, 4 wheel drive components and axles, drain plugs, and other engine, transmission and axle components.

Automotive body products which includes door handles and hinges, window lift motors, window regulators, switches and handles, wiper components, lighting, electrical, and other interior and exterior automotive body components.

Chassis products which includes brake hardware and hydraulics, wheel and axle hardware, suspension arms, knuckles, links, bushings, and other suspension, steering and brake components.

Hardware products which includes threaded bolts, auto body and home fasteners, automotive and home electrical wiring components, and other hardware assortments and merchandise.

The Company’s supply chain with respect to the Covered Products is complex and there are many parties in the supply chain between the manufacturer of the Covered Products and the original source of the Conflict Minerals. As a contract manufacturer, we do not purchase Conflict Minerals directly from mines or smelters/refiners. Rather, we rely on the manufacturers to acquire the raw materials necessary for the Covered Products. The Company must therefore rely on its supply chain to provide information regarding the origin of the Conflict Minerals that are included in the Covered Products. Additionally, we believe that the smelters/refiners of the Conflict Minerals are best suited to identify the sources of such minerals, and we have requested that our vendors take steps to identify the applicable smelters/refiners of the Conflict Minerals in our supply chain.

II. Reasonable Country of Origin Inquiry

The Company conducted a good faith Reasonable Country of Origin Inquiry (“RCOI”) with respect to the Conflict Minerals included in the Covered Products. Such RCOI was reasonably designed to determine whether any of the Conflict Minerals included in the Covered Products originated in the Covered Countries and whether any of the Conflict Minerals may be from scrap or recycled sources.

We began this year’s RCOI by using internal product expertise to update our list of products that we contract to manufacture which may contain Conflict Minerals. We then identified the names of our largest vendors by dollars spent on Covered Products from whom we contracted to manufacture such products . Once identified, we sent each such vendor a Conflict Minerals reporting template (described below) and a letter with instructions on how to complete the reporting template. We have adopted the Electronic Industry Citizenship Coalition (EICC) Conflict Minerals Reporting Template (the “Template”) as a standard questionnaire for conducting inquiries into our vendor’s sources of metals. This Template was created by the EICC and the Global e-Sustainability Initiative (GeSI) as a common means for the collection of sourcing information related to Conflict Minerals. As a part of this process, we provided assistance to vendors about the specifics of the Rule and the information requested by the Template, including the types of evidence/documents that vendors could use to find/back-up their answers in the Template.

In completing the Template, vendors were asked, among other questions, whether the products or components they supplied to us or manufactured for us contained Conflict Minerals; the origin of such Conflict Minerals; to identify the sources of Conflict Minerals from their lower tier level suppliers; to determine the smelter/refiner or mine origin or whether the Conflict Minerals were sourced from scrap or recycled sources. The vendors were asked to return a copy of the Template once completed. Upon return of the Template, responses from vendors were evaluated for completeness, consistency, plausibility, and gaps in information. If information on a Template returned from a vendor appeared to be incomplete, incorrect, or not trustworthy, our purchasing team would return the Template to the vendor by email with a request to complete or correct the questionable information.

Through our RCOI, some of our vendors disclosed to us that scrap/recycled sources of Conflict Minerals were identified in their supply chains and did not require due diligence. After reviewing the balance of the results of our RCOI and comparing the smelters/refiners identified in the supply-chain survey against verified lists produced by the Conflict Minerals Sourcing Initiative (CFSI) and the U.S. Department of Commerce, we determined that we had reason to believe that some of the Conflict Minerals necessary for the functionality of our Covered Products may have originated in a Covered Country. Therefore, we determined that the Rule required that we exercise due diligence on the source and chain of custody of such Conflict Minerals.

III. Design of Due Diligence Framework

We designed our due diligence framework to conform in all material respects with the OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition.

IV. Due Diligence Measures Performed by the Company

The due diligence measures that we performed for Covered Products included, but were not limited to, the following:

•	Maintaining a multi-disciplinary internal team to implement our Conflict Minerals due diligence measures. Our Conflict Minerals project team is headed by our Vice President of Purchasing and includes members from our supply chain, engineering, quality, finance and legal departments. The team meets on a quarterly basis to discuss the due diligence process and progress.

•	Communicating our Conflict Minerals Policy Statement (the “Conflict Minerals Policy”) to our vendors. A copy of the Company’s Conflict Minerals Policy is available at www.dormanproducts.com. The content of any website referred to in this Report is included for general information only and is not incorporated by reference into this Form SD.

•	Maintaining a database which was internally developed to store our supply chain Conflict Minerals records, including all returned Templates. All team members have access to this database.

•	Including contractual provisions in agreements with our vendors that require the vendor to abide by the terms of the Company’s Conflict Mineral Policy.

•	Reporting to senior management on vendors’ responses to our Conflict Minerals information requests.

•	Using a third party service, compared smelters/refiners identified by vendors to the CFSI lists of validated conflict free and verified facilities and the U.S. Department of Commerce “Reporting Requirements Under Section 1502(d)(3)(C) of the Dodd-Frank Act World-Wide Conflict Mineral Processing Facilities” (http://www.ita.doc.gov/td/forestprod/DOC-ConflictMineralReport.pdf) and conducted our own supplemental research on smelters/refiners.

Appendix A contains a list of known smelters/refiners reported by the Company’s vendors which may have been used to process the Conflict Minerals utilized in the Covered Products. Based on the information obtained pursuant to the due diligence process, the Company does not have sufficient information with respect to those Covered Products purchased from its vendors to determine the country of origin of the Conflict Minerals in those Covered Products. At the same time, the Company received no information from its vendors indicating that the Conflict Minerals in the Company’s Covered Products directly or indirectly financed or benefitted armed groups in the Covered Countries. In some cases information was provided to us for the entire supply chain of a vendor, and was not necessarily limited to facilities that have been confirmed to contribute necessary Conflict Minerals to a Covered Product. Accordingly, we have been unable to definitely link the identified smelters/refiners to only those products/materials in our supply chain; therefore our smelter/refiner list likely contains more processing facilities than are actually in our supply chain or Covered Products. However, based on the information that was obtained, the Company has reasonably determined that countries of origin of the Conflict Minerals may include the countries listed within Appendix A.

As a contract manufacturer, we are a downstream indirect purchaser of Conflict Minerals. Accordingly, the efforts we have undertaken to identify the source and chain of custody of the Conflict Minerals in our products reflect our circumstances and position in the supply chain. As a result, our inquiry can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the Conflict Minerals necessary to the functionality of the Covered Products. Our process relies on data obtained directly from our vendors who seek similar information within their supply chain to identify the original sources of the necessary Conflict Minerals. Such sources of information may yield inaccurate or incomplete information.

V. Steps to Further Mitigate Risk and Improve Due Diligence in 2016

The Company expects to take the following steps, among others, to improve its due diligence measures and to further mitigate the risk that the necessary Conflict Minerals contained in the Company’s products finance or benefit armed groups in the Covered Countries:

•	the Company will continue to engage with vendors in its supply chain to improve the completeness and accuracy of information provided to the Company;

•	the Company will continue to monitor changes in vendor circumstances that may impact their compliance with the Company’s Conflict Minerals Policy, and in turn may impact the Company’s continued engagement of and relationship with certain vendors;

•	the Company will continue to review new vendors for compliance with the Company’s Conflict Minerals Policy during the initial business review of each new vendor;

•	the Company will continue to encourage its vendors to take similar measures with their suppliers to ensure alignment with the Company’s sourcing philosophy throughout the supply chain;

•	the Company will continue to encourage its vendors to have only verified “conflict free” sources; and

•	the Company will continue to engage, through a third party service or through its supply chain, with the smelters/refiners set forth on Appendix A and others that may be identified in 2016 in order to identify the country of origin and mine or location of origin of the Conflict Minerals in the Covered Products.

APPENDIX A

SMELTERS/REFINERS

Set forth below are known smelters/refiners reported by the Company’s vendors which may have been used to process the Conflict Minerals utilized in the Covered Products (“Vendor-Reported Facilities”). Table 1 consists of the Vendor-Reported Facilities for which we were able to obtain country of origin information. Table 2 consists of the Vendor-Reported Facilities for which we were unable to obtain country of origin information.

Table 1

We identified country of origin information for the following Vendor-Reported Facilities (i) that have achieved Conflict Free designation by the Conflict Free Smelter Initiative (CFSI) or an audit program with which CFSI has mutual recognition, (ii) that are actively in the process of obtaining the designations; or (iii) through independent research on such Vendor-Reported Facilities.

Aida Chemical Industries Co., Ltd.	GOLD
Argor-Heraeus SA	GOLD
Asahi Pretec Corporation	GOLD
Asahi Refining USA Inc.	GOLD
Asaka Riken Co., Ltd.	GOLD
Dowa	GOLD
Heraeus Ltd. Hong Kong	GOLD
Heraeus Precious Metals GmbH & Co. KG	GOLD
Ishifuku Metal Industry Co., Ltd.	GOLD
JX Nippon Mining & Metals Co., Ltd.	GOLD
Kojima Chemicals Co., Ltd.	GOLD
LS-NIKKO Copper Inc.	GOLD
Matsuda Sangyo Co., Ltd.	GOLD
Metalor USA Refining Corporation	GOLD
Mitsubishi Materials Corporation	GOLD
Mitsui Mining & Smelting	GOLD
Nihon Material Co., Ltd.	GOLD
Royal Canadian Mint	GOLD
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	GOLD
Sumitomo Metal Mining Co., Ltd.	GOLD
Tanaka Kikinzoku Kogyo K.K.	GOLD
The Refinery of Shandong Gold Mining Co., Ltd.	GOLD
Yokohama Metal Co., Ltd.	GOLD
Exotech Inc.	TANTALUM
F&X Electro-Materials Ltd.	TANTALUM
Hi-Temp Specialty Metals, Inc.	TANTALUM
Jiujiang Tanbre Co., Ltd.	TANTALUM

King-Tan Tantalum Industry Ltd.	TANTALUM
Mitsui Mining & Smelting	TANTALUM
Ningxia Orient Tantalum Industry Co., Ltd.	TANTALUM
RFH Tantalum Smeltry Co., Ltd.	TANTALUM
Telex Metals	TANTALUM
Ulba Metallurgical Plant JSC	TANTALUM
Zhuzhou Cemented Carbide	TANTALUM
China Tin Group Co., Ltd.	TIN
Cooperativa Metalurgica de Rondônia Ltda.	TIN
CV United Smelting	TIN
EM Vinto	TIN
Malaysia Smelting Corporation (MSC)	TIN
Minsur	TIN
Mitsubishi Materials Corporation	TIN
Operaciones Metalurgical S.A.	TIN
PT Bukit Timah	TIN
PT DS Jaya Abadi	TIN
PT Stanindo Inti Perkasa	TIN
PT Timah (Persero) Tbk Mentok	TIN
Thaisarco	TIN
White Solder Metalurgia e Mineração Ltda.	TIN
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	TIN
Yunnan Tin Group (Holding) Company Limited	TIN
Chongyi Zhangyuan Tungsten Co., Ltd.	TUNGSTEN
Fujian Jinxin Tungsten Co., Ltd.	TUNGSTEN
Ganzhou Huaxing Tungsten Products Co., Ltd.	TUNGSTEN
Ganzhou Seadragon W & Mo Co., Ltd.	TUNGSTEN
Global Tungsten & Powders Corp.	TUNGSTEN
H.C. Starck GmbH	TUNGSTEN
H.C. Starck Smelting GmbH & Co.KG	TUNGSTEN
Hunan Chenzhou Mining Co., Ltd.	TUNGSTEN
Hunan Chunchang Nonferrous Metals Co., Ltd.	TUNGSTEN
Japan New Metals Co., Ltd.	TUNGSTEN
Xiamen Tungsten Co., Ltd.	TUNGSTEN

Countries of origin identified: Angola, Argentina, Armenia, Australia, Belarus, Belgium, Bolivia, Brazil, Burundi, Canada, Chile, China, DRC- Congo (Kinshasa), Ethiopia, France, Germany, Guinea, Guyana, Hong Kong, India, Indonesia, Japan, Jersey, Kazakhstan, Laos, Malaysia, Mexico, Morocco, Mozambique, Myanmar, Namibia, Niger, Nigeria, Papua New Guinea, Peru, Philippines, Poland, Portugal, Russia, Rwanda, Sierra Leone, Singapore, South Africa, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States, Uzbekistan, Vietnam, Zimbabwe.

Table 2

The following Vendor-Reported Facilities were validated as smelters/refiners but are unaudited by the CFSI (or other program) and country of origin information was unavailable. We continue to engage with our vendors to determine the source of Conflict Minerals processed at the following facilities and to engage in efforts to determine the mine or location of origin of the Conflict Minerals used with greater specificity.

Chugai Mining	GOLD
Daejin Indus Co., Ltd.	GOLD
DSC (Do Sung Corporation)	GOLD
Korea Metal Co. Ltd	GOLD
SAMWON METALS Corp.	GOLD
Torecom	GOLD
Gejiu Zi-Li	TIN
Huichang Jinshunda Tin Co. Ltd	TIN
Ganxian Shirui New Material Co., Ltd.	TUNGSTEN
Sumitomo Metal Mining Co., Ltd.	TUNGSTEN